Exhibit 99.1

HCW Biologics Inc. Announces Pricing of $56.0 Million Initial

Public Offering

MIRAMAR, FL / July 19, 2021 / HCW Biologics Inc. (NASDAQ:HCWB) (the “Company”), an innovative preclinical stage biopharmaceutical company focused on discovering and developing novel immunotherapies to lengthen health span by disrupting the link between chronic, low-grade inflammation and age-related diseases, today announced the pricing of an underwritten initial public offering of 7,000,000 shares of common stock at a public offering price of $8.00 per share for gross proceeds of approximately $56.0 million, prior to deducting underwriting discounts, commissions, and other offering expenses. All of the shares of common stock are being offered by the Company. The shares are expected to begin trading on the Nasdaq Global Market on July 20, 2021, under the ticker symbol “HCWB”. The offering is expected to close on or about July 22, 2021, subject to satisfaction of customary closing conditions. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 1,050,000 shares at the public offering price less the underwriting discounts and commissions.

EF Hutton, division of Benchmark Investments, LLC, is acting as sole book-running manager for the offering. Revere Securities LLC is acting as co-manager for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (SEC) on July 19, 2021. A final prospectus relating to this offering will be filed with the SEC. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, from: EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Company Contact	Investor Relations Contact
Rebecca Byam, MBA CPA Chief Financial Officer HCW Biologics Inc. 954-842-2024, Extension 252 rebeccabyam@hcwbiologics.com	Maureen McEnroe, CFA Executive Vice President Tiberend Strategic Advisors, Inc. 212-375-2664 mmcenroe@tiberend.com